Exhibit 99

NEWS RELEASE	TRW Vehicle Safety Systems Inc. 11202 E. Germann Rd. Queen Creek, AZ 85242

For Immediate Release	Contact Diane Lancaster 480.722.4180

Jay McCaffrey 480.722.4293

TRW VEHICLE SAFETY SYSTEMS REACHES PROPOSED SETTLEMENT
FOR ALLEGED ENVIRONMENTAL VIOLATIONS IN MESA, ARIZONA

MESA, AZ, January 18, 2001 — TRW Inc. announced today that its TRW Vehicle Safety Systems (VSSI) subsidiary entered into a proposed settlement agreement with the Federal Government, the State of Arizona and the Arizona Department of Environmental Quality regarding alleged violations of the Resource Conservation and Recovery Act (RCRA) that the company discovered and disclosed in 1997.

The proposed civil settlement resolves alleged violations of certain RCRA regulations. The settlement provides that the company will pay a civil fine of $5.67 million and perform site remediation at its Mesa facility, if necessary, and at a landfill site in Arizona. This remediation and other supplemental environmental programs that TRW has agreed to implement total more than $7.3 million.

Separately, VSSI announced it has entered into a conditional criminal settlement with state and federal authorities under which VSSI would plead guilty to certain RCRA violations. The criminal settlement is expressly conditioned on completion of the civil settlement, which will not occur until after state and federal authorities evaluate comments submitted by the public during a 30-day comment period. If finalized, the criminal fines would total $12 million.

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The company’s previously established reserves are consistent with the terms of this proposed settlement agreement.

“We apologize to the residents of Mesa and the citizens of Arizona for our failure in the mid-’90s to comply fully with our environmental requirements,” said DeWayne Pinkstaff, vice president of operations for TRW’s inflatable restraint and steering wheel systems business in North America. “The actions were unacceptable and violated TRW’s long-standing operational and legal and ethical guidelines.”

TRW employees were required to follow specific rules in the handling, labeling, storage and treatment of wastewater containing sodium azide at its Germann Road passenger air bag operations. TRW has been following those rules since discovery of the issue in late 1997. Pinkstaff stressed that when senior TRW management discovered the rules were not being followed, they immediately contacted government officials, conducted an investigation, terminated employees and cooperated with Federal and State investigators.

“Fortunately, our errors have not resulted in harm to the environment and there is no threat to the health of workers or residents,” Pinkstaff emphasized. “Process changes were made more than three years ago when errors were detected, and since then the problems have been corrected. Nevertheless, we are deeply regretful for the mistakes we made and take responsibility for our actions.

“The Mesa operations have enjoyed an excellent record for the past several years thanks to dedicated employees, strong management and significant technology advances,” Pinkstaff said. “We pledge to the people of Arizona that we are deeply committed to operate our facilities safely, legally and ethically.”

TRW (NYSE: TRW) provides advanced-technology products and services for the automotive, aerospace and information systems markets. Its 1999 sales were $17 billion. The company’s news releases are available on TRW’s corporate web site, www.trw.com.

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